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                                                                    Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Envoy Stock Plan and Employment Agreement Between Jeffrey T. Arnold and WebMD, Inc. of Healtheon/WebMD Corporation and to the incorporation by reference therein of our report dated January 29, 2000, with respect to the consolidated financial statements and schedules of Healtheon/WebMD Corporation incorporated by reference in its Annual Report (Form 10-K) with respect to the financial statements and schedules of the Envoy Stock Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP


Atlanta, Georgia
July 26, 2000